Exhibit 10.3

DATED: 04-April-2024

ENSTAR (EU) LIMITED

AND

PAUL BROCKMAN

CONTRACT OF EMPLOYMENT

THIS AGREEMENT is dated 04-April-2024

1.    Terms of Employment

1.1    Capitalised terms used in this Agreement are defined below or in Schedule 1.

1.2    Your employment is at all times conditional on you providing satisfactory evidence that you have the legal right to work in the UK and you will notify the Company immediately if this changes.

1.3    The terms of this Agreement will apply from the Commencement Date and shall continue until the earliest of the following events:

1.3.1    the second anniversary of the Commencement Date, less eight days;
1.3.2    the Company’s appointment of a permanent Chief Executive Officer; or
1.3.3    the termination of your employment with Enstar (US) Inc,

at which point your employment with the Company will terminate automatically, unless previously terminated:

1.3.4    as provided by the terms of this Agreement; or
1.3.5    by either party giving not less than six months’ prior written notice to the other party (Notice Period).

1.4    For the avoidance of doubt, the terms of your employment contract with Enstar (US) Inc of 8 January 2018 (as amended, most recently on or around the date of this Agreement) (US Employment Contract) are unaffected by this Agreement. For the duration of this Agreement, it is expected that your working time will be split equally between your role as Chief Operating Officer of Enstar Group and your role as Interim Chief Executive Officer of the Company. Whilst your employment with Enstar (US) Inc. is independent from your employment with the Company because it constitutes a separate role, the Company’s and your mutual intention is that neither party is better or worse off as a result of the split employment (except as related to the Company’s commitment to your tax equalisation).

1.5    You confirm that by entering into this Agreement you are not in breach of any contract or other obligation and that you are not subject to any restrictions that prevent you from performing your duties.

2.    Job Title and Duties

2.1    Effective as of 12 January 2024 the Company will employ you in the role of Interim Chief Executive Officer for Enstar (EU) Limited. In this role, you will report to your Line Manager.

2.2    During your employment you will:

2.2.1    provide direction and oversight in connection with the transition from the retired previous Chief Executive Officer of the Company;

2.2.2    use your best endeavours to promote, protect, develop and extend the business, reputations and interests of the Company and any Group Company;

2.2.3    faithfully and diligently perform such duties and services to the Company or any Group Company that are commensurate with your abilities and as may be assigned to you, including but not limited to those set out in the job specification provided to you;

2.2.4    abide by all applicable regulatory and other compliance obligations and comply with all Company resolutions, policies, regulations and directions from time to time;

2.2.5    unless prevented by illness or accident or during any period of statutory leave, devote the whole of your time, attention and abilities during your Hours of Work to the performance of your duties and the business of the Company and any Group Company;

2.2.6    immediately disclose to the Company any criminal charges brought against you and any convictions and report your own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of the Company or any Group Company to the Company immediately on becoming aware of it; and

2.2.7    consent to the Company monitoring and recording any use that you make of the Company's electronic communications systems for the purpose of ensuring that the Company's rules are being complied with and for legitimate business purposes, and comply with any electronic communication, information systems and social media policies from time to time.

2.3    The Company will be entitled at any time to appoint another person or persons to act jointly with you, and has the right to require you at any time to carry out any duties, special projects or functions commensurate with your abilities.
3.    Authority and Outside Interests

3.1    You will not during your employment:

3.1.1    act in any regulated function for which you are not authorised by the Regulator;

3.1.2    except with written permission from the Company be directly or indirectly engaged, concerned or interested in any capacity (whether paid or unpaid) in any business, trade, profession or occupation (or the setting up of any business, trade, profession or occupation) which is similar to or in competition with any business for the time being carried on by the Company or any Group Company or which may interfere, conflict or compete with the performance of your obligations to the Company, except as the holder of securities listed, dealt in or traded on a recognised stock exchange, not exceeding 5% of the total issued share capital of any company; or

3.1.3    directly or indirectly solicit, entice or attempt to solicit or entice any client, customer, introducer of business or supplier away from the Company or any Group Company, or take any steps to divert business or opportunities away from the Company or any Group Company.

4.    Place of Work and Hours

4.1    You are employed to work at your Place of Work. You may be required to transfer your Place of Work to such other locations as the Company may reasonably require.

4.2    You will travel both within and outside the United Kingdom as may be necessary for the performance of your duties.

4.3    You will work during your Hours of Work, and you may be required to work additional hours without further remuneration as necessary for the proper performance of your duties.

4.4    Regulation 4(1) of the Working Time Regulations 1998 (“Regulations”) limits the average working week of each worker to a maximum of 48 hours. By signing this Agreement you agree to opt out of this part of the Regulations. Should you wish to terminate this opt-out you may do so by giving the Company not less than three months’ written notice.

5.    Salary and Short-Term Incentive Bonus

5.1    Your Salary will be paid by bank credit transfer, to the bank account nominated by you, in monthly instalments in arrears on or around the 23rd day of each month (subject to deductions for income tax and social security).

5.2    Subject to prior notification, the Company reserves the right to deduct from your Salary any sums which you may owe the Company, including without limitation any overpayments, any amounts to enable the tax equalisation process in accordance with clause 5.5 below, excess Holiday taken or loans made to you by the Company.

5.3    You will be eligible for a short-term incentive bonus. In the first year of your employment by the Company, your ‘threshold’, ‘target’ and ‘maximum' bonus eligibility will be based respectively on

75%, 125% and 150% of your Salary. Any short-term incentive bonus awarded during your employment will be subject to this clause 5.3 and the terms of the Enstar Group Limited 2022-2024 Annual Incentive Compensation Program (2024 Compensation Program), or such other applicable scheme. Where a short-term incentive bonus is awarded:

5.3.1    it will be purely discretionary and will not be a guarantee or indicator of any future entitlement to a bonus;

5.3.2    it will only be payable if, at the normal date for payment of the short-term incentive bonus, you are employed by the Company or a Group Company and have not given or received notice of termination of employment for any reason; and

5.3.3    it will not be pensionable, and shall not be taken to be part of Salary for any calculation or used as a basis for other benefits.

5.4    The Company reserves the right to vary your remuneration unilaterally if necessary in order to conform with regulatory requirements including, but not limited to, those under the UK Solvency II Regime and all relevant Prudential Regulation Authority regulations.

5.5    Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation paid to you pursuant to this Agreement or any other agreement or arrangement with the Company or any Group Company that is subject to recovery under any law, government regulation, stock exchange listing requirement or Company or Group Company policy, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or Company or Group Company policy.

5.6    During your employment by the Company, and for such period as you are subject to UK income tax (and if necessary National Insurance Contributions) as a result of this employment, the Company will tax equalise you with respect to your employment income (relative to your US Federal and state income tax and social security liabilities). During the period of employment, you will be subject to withholding for US income tax (actual or hypothetical) and social security and the Company will settle the UK tax arising on your employment income.
6.    Expenses

6.1    The Company will reimburse you for all expenses reasonably and properly incurred by you in the performance of your duties upon appropriate evidence being provided to the Company and subject to the Company’s expenses policy.

7.    Benefits

7.1    The Company provides a range of benefits, the details of which will be provided to you. The benefits schemes operated by the Company are subject always to:

7.1.1    the terms of the relevant benefit scheme and the rules and/or insurance policy of the relevant insurance provider for the scheme, as amended from time to time;

7.1.2    you satisfying the normal underwriting requirements of the relevant insurance provider and the premium being at a rate which the Company considers reasonable;

7.1.3    you cooperating with the Company and its insurers in completing the necessary forms and generally in making a claim or in relation to the continuation of benefit; and

7.1.4    the insurer accepting the benefits or any claim as payable.

7.2    If an insurance provider refuses for any reason to provide a benefit to you under the terms of any benefit scheme and/or insurance policy the Company will not be liable to pay any compensation in lieu of such benefit.

8.    Holidays and additional leave

8.1    You will be entitled to your Holidays (inclusive of all public and bank holidays in England and Wales), which will accrue pro rata over the holiday year (1 January to 31 December) and in accordance with your Hours of Work. Where public and bank holidays in England and Wales coincide with public holidays in Florida, you are entitled to one day’s holiday only in respect of each calendar day.

8.2    You must obtain the consent of your Line Manager on the prescribed form prior to taking any holiday and you are normally expected to provide twice the number of days' written notice as the amount of days you wish to take as annual leave.

8.3    You are entitled to carry forward up to five days’ Holiday from one holiday year to the next, provided that your Holiday entitlement does not exceed 30 days. Carried forward Holiday must be used in the next holiday year, after which it will lapse.

8.4    On the termination of your employment for any reason other than gross misconduct you will be entitled to pay in lieu of any accrued but unused Holidays. This will be calculated on a pro-rata basis where one day’s holiday pay is 1/260th of your Salary rounded up to the nearest half-day (pro-rated for part time Hours of Work). During your Notice Period, the Company may require you to take any accrued but unused Holidays.

9.    Reporting Illness or Accident and Sick Pay Entitlement

9.1    Subject to complying with the rules on absence and the conditions below, if prevented from performing your duties through illness, accident or other such incapacity you will be entitled to receive Statutory Sick Pay (“SSP”).

9.2    At the Company’s discretion and subject to you complying with the Company’s rules and conditions regarding absence you will be paid your Salary and receive your usual benefits for a period not exceeding 26 weeks in any 12 month period, which will be offset by the amount of sickness or disability benefit (including SSP) to which you may be entitled under any scheme maintained by the Company or under relevant legislation.

9.3    You must notify your Line Manager by 9.30am on the first day of absence of any illness, accident or other incapacity and thereafter at such intervals as the Company may require. You will be required to complete a self-certification of sickness form for all periods of sickness or injury that last for between one to seven calendar days. If you are not able to return to work within seven consecutive calendar days you must obtain a certificate from a doctor, at weekly or prescribed intervals so long as the absence continues. The certificate(s) must be forwarded to your Line Manager without delay. You should enclose a note on your recovery or progress when forwarding medical evidence. Payment of SSP and any Company sick pay is subject to your continued compliance with these conditions.

9.4    If required to by the Company during any period of sickness absence, you agree to submit yourself (at the Company’s expense) to medical examination by a medical practitioner nominated by the Company and to authorise such practitioner in writing to disclose and discuss with the Company the results.

10.    Inventions and Intellectual Property

10.1    You acknowledge that any Employment IPR and all materials embodying them shall automatically belong to the Company to the fullest extent permitted by law. To the extent that they do not vest in the Company automatically, you hold them on trust for the Company. To the extent that legal title in any Employment IPR does not vest in the Company, you assign with full title guarantee to the Company, by way of present and future assignment, all Employment IPR created by you during your employment under this Agreement.

10.2    You irrevocably and unconditionally waive to the fullest extent permitted by law all moral rights to which you may be entitled under the Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright which forms all or part of any Employment IPR, created by you and belonging to the Company. You agree not to support, maintain or permit any claim for infringement of moral rights in such copyright works. You confirm and acknowledge that this waiver will operate in favour of the Company, its licensees, assigns and successors in title.

10.3    You undertake to execute all documents and do all acts both during and after your employment by the Company as may, in the opinion of the Company, be necessary or desirable to vest the Employment IPR in the Company, to register them in the name of the Company and to protect and maintain the Employment IPR. The Company agrees to reimburse your reasonable expenses in complying with this clause.

11.    Confidentiality

11.1    You will not, whether during or after the termination of your employment, except in the proper course of your duties or as required by law:

11.1.1    use or divulge to any person, firm or company and shall use your best endeavours to prevent the use or disclosure of any trade or business secrets or any Confidential Information or other information concerning the business or finances of the Company or any Group Company or of any dealings, transactions or affairs of the Company or any Group Company or of any client, customer or supplier of the Company or any Group Company which has or may come to your knowledge in the course of your employment;

11.1.2    write or contribute to any article for the technical trade press or otherwise for publication or comment or speak on radio, television, the internet or using social networking sites or otherwise in public on any matter connected with or relating to the workers or business affairs of the Company or any Group Company unless authorised to do so pursuant to your job description or any communications strategy of the Group; or

11.1.3    make any disparaging or derogatory comments (including on the internet or using social networking) about the Company or any Group Company, or their directors, officers, employees, workers or any clients, customers or suppliers of the Company or any Group Company.

11.2    The restrictions in this clause do not apply to prevent you from making a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

12.    Discipline and Grievances

You are subject to the Company's disciplinary and grievance procedures (as amended from time to time) the terms of which will be notified to you and which are currently contained in the Company’s Staff Handbook. These procedures do not form part of this Agreement.

13.    Termination of Your Employment

13.1    The Company may at any time terminate your employment immediately without notice or payment in lieu of notice (and with no liability to make any further payment to you except for monies due and owing at the date of termination), without prejudice to any rights or claims which it may have against you, if at any time you:

13.1.1    commit serious misconduct or any serious or repeated breach or non-observance of any of the provisions of this Agreement or any Company policies;

13.1.2    in the reasonable opinion of the Company, wilfully neglect to perform or prove to be incapable of properly performing your duties (otherwise than as a result of illness, accident or other such incapacity);

13.1.3    are adjudged bankrupt, compound with your creditors, suffer execution against your effects or have a county court administration order made against you;

13.1.4    commit any act of fraud or dishonesty (whether or not connected with your employment) which may bring the Company or any Group Company into disrepute or is materially adverse to their interests;

13.1.5    are convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed);

13.1.6    cease to be eligible to work in the United Kingdom; or

13.1.7    are for any reason no longer authorised to carry out a Regulator-controlled function for which you are employed.

13.2    The rights of the Company under clause 13.1 are without prejudice to any other rights that it might have at law to terminate this Agreement or to accept any breach of this Agreement by you as having brought this Agreement to an end. Any delay by the Company in exercising its rights to terminate will not constitute a waiver thereof.

13.3    The Company reserves the right to pay Salary and an amount equal to the cost of providing your benefits (excluding bonus) for the applicable Notice Period in lieu of notice of termination of your employment.

14.    Garden Leave/Suspension

14.1    The Company is under no obligation to vest in or assign to you any powers or duties or to provide any work for you and the Company may at any time suspend you from the performance of your duties or require you not to attend for work, including to investigate a disciplinary matter or during any Notice Period.
14.2    During any period of suspension you will ensure that your Line Manager know where you will be and how you can be contacted during each working day (except during any periods taken as holiday in the usual way); you will not enter any Company or Group Company premises; you may be required to carry out alternative duties or to only perform such duties as are assigned to you at such location (including your home) as the Company may decide; you will not be permitted to work for or provide services to any third party without the prior written consent of the Company; you will remain an employee of the Company and bound by the terms of this Agreement and your duty of good faith and fidelity; and you will not contact or deal with (or attempt to contact or deal with) any client, customer, supplier (or prospective client, customer or supplier), or (except for social contact) any director, officer, employee, consultant or other business contact of the Company or any Group Company.

15.    Your Obligations upon Termination of your Employment

15.1    On the date your employment terminates (save where your employment with Enstar (US) Inc is continuing and you are not serving notice of termination in relation to that employment), or if instructed to do so at any other time including during any period of garden leave/suspension:

15.1.1    you will deliver to the Company all Confidential Information and records, documents, accounts, letters and papers of every description (including copies and any copies on electronic or recordable media or drive) within your possession or control relating to the affairs and business of the Company and any Group Company and any other property belonging to the Company and any Group Company including in particular any mobile telephone, smartphone, computer or other electronic equipment and any Company credit cards;

15.1.2    you shall delete any Confidential Information stored on any electronic media or drive or in any internet, email or social media account and all matter derived from such sources which is in your possession or under your control outside the Company's premises.

16.    Restrictions Following Notice of the Termination of your Employment

16.1    Your employment is subject to and conditional upon the restrictions in Schedule 2.

16.2    You shall upon receipt of any offer of employment or any other engagement or arrangement made by any third party which may give rise to a breach of one or more of the restrictions contained in Schedule 2 immediately inform the third party of the existence of those restrictions.

17.    Notices

Any notice to be given under this Agreement must be in writing, with email or fax being acceptable for these purposes provided in both cases that the sender has a delivery receipt as proof of sending. Any notice to be given to the Company shall be sufficiently served either if delivered personally or sent by email, fax or registered post to your Line Manager with a copy to the Company's human resources team. Any notice to you will be sufficiently served if delivered to you personally or sent by email, fax or registered post to your usual or last known place of abode. Any notice if posted will be deemed to have been served at the time when in the ordinary course of post such notice would have been received.

18.    Health and Safety at Work

The Company will take all reasonable practicable steps to ensure your health and safety and welfare while at work. You must familiarise yourself with the Company's Health and Safety Policy (as amended from time to time), the terms of which will be notified to you and a copy of which is currently contained in the Company’s Staff Handbook.

19.    Policies and Procedures

You agree to comply with all relevant policies and procedures as set out in the Company’s Policies and Procedures (as amended from time to time) the terms of which will be notified to you and which are currently contained in the Company’s Staff Handbook. The Policies and Procedures do not form part of your terms and conditions of employment and if there is any conflict between any provision in this Agreement and the Policies and Procedures, the terms of this Agreement prevail.
20.    Data Protection

The Company will collect and process your personal data in accordance with our Privacy Notice as updated from time to time and which is attached to this agreement.

21.    Definitions

In this Agreement the following expressions have the following meanings:

21.1    “Confidential Information” means trade secrets or information of a confidential nature concerning and relating to the business of the Company or any Group Company including (without limitation) information regarding:

21.1.1    details of Employment IPR, technical data, products, affairs, finances, business plans or policies, marketing plans, expansion plans, market research, or other plans or programmes undertaken in respect of sales of products or services and financial and/or management and/or organisation information of the Company and any Group Companies;

21.1.2    lists and/or details, whether typed or on computer database or otherwise, of clients, producers, intermediaries or underwriters, and any agreements or arrangements made with clients, producers, intermediaries or underwriters;

21.1.3    client or prospective client or other business contacts you have made and/or developed in the course of your duties during your employment;

21.1.4    clients, producers, intermediaries or underwriters, or prospective clients, producers, intermediaries or underwriters of the Company and any Group Companies including the identity of and insurance-related affairs of clients and prospective clients, details of insurance policies purchased by clients, premium rates and brokerage rates, policy terms, conditions and rates, expiry dates, customer risk characteristics and information concerning the insurance or reinsurance arrangements for large and complex risks; and

21.1.5    details of computer programme applications or codes (whether source or object), software specifications, marketing plans, staff and salary details, business relationships, contract provisions, pricing, margins, business plans, marketing plans, financial data, business and client strategy, technical know-how and research and development;

21.2    “Employment IPR” means Intellectual Property Rights and any Invention created wholly or partially by you in the course of performing your duties during your employment with the Company or any Group Company (whether or not during working hours or using Company premises or resources);

21.3    “Group Company” means the Company, its subsidiaries, affiliates, or parent/holding companies from time to time and any subsidiary or affiliate of any parent/holding company from time to time, each as defined in the Companies Act 2006;

21.4    “Intellectual Property Rights” means patents, utility models, rights to Inventions, copyright and related rights, trade marks, service marks, trade names, domain names, rights in get-up, goodwill and the right to sue for passing off, unfair competition rights, rights in designs, all rights whatsoever in computer programs, firmware, ‘apps’ and other computer software and data, database rights, topography rights, rights to use and preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

21.5    “Invention” means any invention, idea, discovery, process, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium;

21.6    “Period of Restriction” means the period set out in Schedule 1; and

21.7    “Regulator” means as applicable the Financial Conduct Authority and/or the Prudential Regulation Authority and any replacement or successor regulator.

22.    General

22.1    The Schedules to this Agreement form part of (and are incorporated into) this Agreement. The headings in this Agreement are inserted for convenience only and shall not affect its construction. A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it. Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders; and words in the singular include the plural and in the plural include the singular. Except where stated, no person other than a party to this Agreement may enforce any of its terms.

22.2    This Agreement shall take effect in substitution for all previous agreements and arrangements (whether written, oral or implied) between the Company and you relating to your employment (including any offer letter), which will be deemed to have been terminated by mutual consent with effect from the Commencement Date. For the avoidance of doubt the terms of your US Employment Contract are unaffected by this Agreement. If there is an inconsistency between any of the provisions of this Agreement and the provisions of your US Employment Contract, the provisions of your US Employment Contract shall prevail.

22.3    There is no collective agreement that directly affects this Agreement.

22.4    Reasonable changes to this Agreement and your terms and conditions of employment may be made by the Company on one month’s written notice to you. Subject to your mutual agreement or as provided by law, you consent to the transfer of your employment and the assignment of the benefit of your obligations under this Agreement to any Group Company at any time during your employment.

22.5    The performance of the terms and conditions of this Agreement will be governed by English law and will be subject to the exclusive jurisdiction of the English Courts.

Signed on behalf of Enstar (EU) Limited	/s/ Steven Humberstone Steven Humberstone Chief People Officer

Signed by Paul Brockman	/s/ Paul Brockman Paul Brockman

SCHEDULE 1

Summary of Terms and Conditions of Employment

Company    Enstar (EU) Limited

You:    ***

Commencement Date:    12 January 2024

Job Title:    Interim Chief Executive Officer, Enstar (EU) Limited

Line Manager:    Enstar (EU) Limited Board

Place of Work:    Agile*

*Your position will be considered “Agile”. It is understood that you will be based in both Enstar (US) Inc., offices in St. Petersburg, Florida, United States of America, and Enstar (EU) Limited’s offices in London, United Kingdom, and that you will be required to visit other offices and locations on a regular basis under this Agreement.

Hours of Work:    50% FTE (i.e. 18 hours per week), normally to be worked during the period 9am to 5pm (UK), Monday to Friday.

Salary:    $400,000 gross per annum
Holiday:                 15 days (based on a FTE entitlement of 30 days)

Period of Restriction:

The twelve month period immediately following the Restriction Date; provided that if your employment continues with Enstar (US) Inc. after the termination of your employment with the Company, the Period of Restriction shall end on your last day of employment as the covenants in the US Employment Contract shall remain as applicable.

SCHEDULE 2

Restrictions Following Notice of the Termination of your Employment

1.    Restrictions

1.1    In this Schedule 2, the “Restriction Date” shall mean the date on which notice of the termination of your employment with the Company under this Agreement is given by either you or the Company.

1.2    You shall not without the prior written consent of the Company during the Period of Restriction, either alone or jointly with or on behalf of any other person, firm or company solicit the services of or endeavour to entice away from the Company or any Group Company with which you have been personally involved, any director, employee or consultant of the Company or any Group Company who at any time during the period of 12 months prior to the Restriction Date was employed or engaged by the Company or any such Group Company as a director, a senior manager, a senior underwriter or a senior claims administrator or adjuster and in each case, with whom you have had dealings during the period of 12 months prior to the Restriction Date.

1.3    You shall not without the prior written consent of the Company directly or indirectly, either alone or jointly with or on behalf of any third party and whether as principal, manager, employee, contractor, consultant, agent or otherwise howsoever at any time during the Period of Restriction:

1.3.1    canvass, solicit or entice (or cause to be canvassed, solicited or enticed) or deal with any insured or reinsured with whom or which you may have regularly dealt either directly or indirectly through a broker or other intermediary in the 12 months prior to the Restriction Date in respect of business of a type which within a period of 12 months prior to the Restriction Date was business of a type carried out by the Company or any Group Company and with which you have been directly concerned during such period;

1.3.2    canvass, solicit or entice (or cause to be canvassed, solicited or enticed) or deal with any insured or reinsured with whom during the period of 12 months prior to the Restriction Date the Company or any Group Company had negotiations or discussions regarding the possible placing of insurance with such insured or reinsured and with whom or which you at any time during the 12 month period prior to the Restriction Date may have regularly dealt, either directly or indirectly through a broker or other intermediary in respect of business of a type which at or within a period of 12 months prior to the Restriction Date with business of a type carried out by the Company or any Group Company and with which you have been directly concerned during such period;

1.3.3    canvass, solicit or entice (or cause to be canvassed, solicited or enticed) or deal with any broker or other intermediary who during the period of 12 months prior to the Restriction Date has introduced material business to the Company or any Group Company and with whom you may have regularly dealt during that period save that this shall not place any restriction upon you canvassing, soliciting, enticing or dealing with such broker or other intermediary in respect of insureds or reinsureds for whom such broker or intermediary did not place or attempt to place business with the company or any Group Company during the period of 12 months prior to the Restriction Date;

1.3.4    canvass, solicit or entice (or cause to be canvassed, solicited or enticed) or deal with any broker or other intermediary with whom or which during the period of 12 months prior to the Restriction Date the Company or any Group Company had negotiations or discussions regarding the possible introduction of material business to the Company or any Group Company and with whom you may have regularly dealt during the period of 12 months prior to the Restriction Date save that this shall not place any restriction upon you canvassing, soliciting, enticing or dealing with such broker or other intermediary in respect of insureds or reinsureds for whom such broker or other intermediary did not place or attempt to place business with the Company or any

Group Company during the period of 12 months prior to the Restriction Date;1.3.5    interfere or seek to interfere or take steps that may interfere with the continuance of supplies to the Company and/or any Group Company (or the terms relating to those supplies) from any person, firm or company supplying components, materials or services to the Company or any Group Company;

1.3.6    assist in the underwriting of any insurance or any reinsurance risk which is, or has at any time during the period for 12 months prior to the Restriction Date been, insured by the Company or any Group Company as the only or lead insurer provided that this shall not preclude the underwriting of a risk which has been shown to have been declined by or written as part of the following market by the Company or any Group Company;

1.3.7    except as required by law at any time do or say anything likely to and/or calculated to lead any person, firm or company to cease to do business or reduce the amount of business it transacts with the Company or any Group Company on terms substantially equivalent to those previously applying or at all.

1.4    You shall not, without the prior written consent of the Company, directly or indirectly, either alone or jointly with or on behalf of any third party and whether as principal, manager, employee, contractor, consultant, agent or otherwise howsoever at any time after the termination of your employment with the Company use any name or style which is likely to be confused with any name or style used by the Company or any Group Company during the 12 months prior to the termination of your employment with the Company or which is likely to cause an assumption of association with the Company or any Group Company.

1.5    You shall not directly or indirectly, either alone or jointly with or on behalf of any third party and whether as principal, manager, employee, contractor, consultant, agent or otherwise howsoever solicit or entice or endeavour to solicit or entice any person to breach his contract of employment or contract for services with the Company or any Group Company or procure or facilitate any such breach.

1.6    While the restrictions referred to in this Schedule 2 are considered by the parties to be reasonable in all the circumstances it is agreed that if any of such restrictions shall, taken together, be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or any Group Company but would be adjudged reasonable if part of the wording thereof were deleted or modified the said restrictions shall apply with such words deleted or modified.

1.7    None of the restrictions in this Schedule 2 shall prevent you from:

1.7.1    holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange;

1.7.2    being engaged or concerned in any business concern insofar as your duties or work shall relate solely to geographical areas where the business concern is not in competition with any Restricted Business; or

1.7.3    being engaged or concerned in any business concern, provided that your duties or work shall relate solely to services or activities of a kind with which you were not concerned to a material extent in the 12 months before the Restriction Date.

1.8    The restrictions imposed on you by this Schedule 2 apply to you acting:

1.8.1    directly or indirectly; and

1.8.2    on your own behalf or on behalf of, or in conjunction with, any firm, company or person.

1.9    The periods for which the restrictions in this Schedule 2 apply shall be reduced by any period that you spend on garden leave immediately before the Restriction Date.